The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 28, 2026

Citigroup Global Markets Holdings Inc.	September , 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Callable Dual Directional Barrier Securities Linked to the S&P 500 Futures Excess Return Index Due September 30, 2031

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.

▪	The underlying tracks futures contracts on the S&P 500® Index and is expected to underperform the total return performance of the S&P 500® Index because of an implicit financing cost. See “Summary Risk Factors” for more information.

▪	We have the right to call the securities for mandatory redemption at a premium on any potential redemption date specified below. If we do not exercise our right to redeem the securities prior to maturity, then the securities will no longer offer the opportunity to receive a premium but instead will offer (i) the opportunity to participate in any appreciation of the underlying at the upside participation rate specified below and (ii) the opportunity for a positive return at maturity if the underlying depreciates based on the absolute value of that depreciation, but only so long as the final underlying value is greater than or equal to the final barrier value specified below. In exchange for these features, investors in the securities must be willing to forgo any dividends with respect to the underlying. In addition, investors in the securities must be willing to accept downside exposure to the depreciation of the underlying on the valuation date if the final underlying value is less than the final barrier value. If we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. You may lose a significant portion, and up to all, of your investment.

▪	In order to obtain the modified exposure to the underlying that the securities provide, investors must be willing to forgo interest on the securities and dividends with respect to the underlying and accept (i) exposure to an index that is expected to underperform the total return of the S&P 500® Index, (ii) an investment that may have limited or no liquidity and (iii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	S&P 500 Futures Excess Return Index
Stated principal amount:	$1,000 per security
Pricing date:	September 25, 2026
Issue date:	September 30, 2026
Valuation date:	September 25, 2031, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, September 30, 2031
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash per security equal to $1,000 plus the premium applicable to that potential redemption date. If the securities are redeemed following any potential redemption date, they will cease to be outstanding and you will no longer have the opportunity to participate in any appreciation of the underlying at the upside participation rate.
Potential redemption dates:	September 30, 2027, October 28, 2027, December 1, 2027, December 30, 2027, January 28, 2028, March 1, 2028, March 30, 2028, April 28, 2028, May 31, 2028, June 29, 2028, July 28, 2028, August 30, 2028, September 28, 2028, October 30, 2028, November 30, 2028, December 29, 2028, January 30, 2029, March 1, 2029, March 29, 2029, April 30, 2029, May 31, 2029, June 28, 2029, July 30, 2029, August 30, 2029, September 28, 2029, October 30, 2029, November 29, 2029, December 31, 2029, January 30, 2030, February 28, 2030, March 28, 2030, April 30, 2030, May 31, 2030, June 28, 2030, July 30, 2030, August 29, 2030, September 30, 2030, October 30, 2030, November 29, 2030, December 31, 2030, January 30, 2031, February 28, 2031, March 28, 2031, April 30, 2031, May 30, 2031, June 30, 2031, July 30, 2031 and August 28, 2031
Payment at maturity:

If we do not redeem the securities prior to maturity, you will receive at maturity, for each security you then hold, an amount in cash equal to:

▪ If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the upside return amount

▪ If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 + the absolute return amount

▪ If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return)

If we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Initial underlying value:	, the closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Absolute return amount:	$1,000 × the absolute value of the underlying return
Final barrier value:	, 60% of the initial underlying value
Upside return amount:	$1,000 × the underlying return × the upside participation rate
Upside participation rate:	At least 225.00%. The actual upside participation rate will be determined on the pricing date.
Listing:	The securities will not be listed on any securities exchange
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17334CSS4 / US17334CSS43
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$41.25	$958.75
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $877.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $41.25 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus. In addition, CGMI will pay to one or more electronic platform providers a fee of up to $2.00 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-12 dated February 25, 2026          Underlying Supplement No. 13 dated February 25, 2026
Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Premium:	The premium applicable to each potential redemption date is set forth below. The premium may be significantly less than any appreciation of the underlying from the pricing date to the applicable potential redemption date.
• September 30, 2027:	11.5000% of the stated principal amount
• October 28, 2027:	12.4583% of the stated principal amount
• December 1, 2027:	13.4167% of the stated principal amount
• December 30, 2027:	14.3750% of the stated principal amount
• January 28, 2028:	15.3333% of the stated principal amount
• March 1, 2028:	16.2917% of the stated principal amount
• March 30, 2028:	17.2500% of the stated principal amount
• April 28, 2028:	18.2083% of the stated principal amount
• May 31, 2028:	19.1667% of the stated principal amount
• June 29, 2028:	20.1250% of the stated principal amount
• July 28, 2028:	21.0833% of the stated principal amount
• August 30, 2028:	22.0417% of the stated principal amount
• September 28, 2028:	23.0000% of the stated principal amount
• October 30, 2028:	23.9583% of the stated principal amount
• November 30, 2028:	24.9167% of the stated principal amount
• December 29, 2028:	25.8750% of the stated principal amount
• January 30, 2029:	26.8333% of the stated principal amount
• March 1, 2029:	27.7917% of the stated principal amount
• March 29, 2029:	28.7500% of the stated principal amount
• April 30, 2029:	29.7083% of the stated principal amount
• May 31, 2029:	30.6667% of the stated principal amount
• June 28, 2029:	31.6250% of the stated principal amount
• July 30, 2029:	32.5833% of the stated principal amount
• August 30, 2029:	33.5417% of the stated principal amount
• September 28, 2029:	34.5000% of the stated principal amount
• October 30, 2029:	35.4583% of the stated principal amount
• November 29, 2029:	36.4167% of the stated principal amount
• December 31, 2029:	37.3750% of the stated principal amount
• January 30, 2030:	38.3333% of the stated principal amount
• February 28, 2030:	39.2917% of the stated principal amount
• March 28, 2030:	40.2500% of the stated principal amount
• April 30, 2030:	41.2083% of the stated principal amount
• May 31, 2030:	42.1667% of the stated principal amount
• June 28, 2030:	43.1250% of the stated principal amount
• July 30, 2030:	44.0833% of the stated principal amount
• August 29, 2030:	45.0417% of the stated principal amount
• September 30, 2030:	46.0000% of the stated principal amount
• October 30, 2030:	46.9583% of the stated principal amount
• November 29, 2030:	47.9167% of the stated principal amount
• December 31, 2030:	48.8750% of the stated principal amount
• January 30, 2031:	49.8333% of the stated principal amount
• February 28, 2031:	50.7917% of the stated principal amount
• March 28, 2031:	51.7500% of the stated principal amount
• April 30, 2031:	52.7083% of the stated principal amount
• May 30, 2031:	53.6667% of the stated principal amount
• June 30, 2031:	54.6250% of the stated principal amount
• July 30, 2031:	55.5833% of the stated principal amount
• August 28, 2031:	56.5417% of the stated principal amount

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying. The accompanying underlying supplement contains information about the reference index on which the underlying is ultimately based that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Citigroup Global Markets Holdings Inc.

Hypothetical Payment Upon Early Redemption

The following table illustrates how the amount payable per security upon early redemption will be calculated if we choose to exercise our call right on a potential redemption date.

If we choose to redeem the securities on the potential redemption date below...	...then you will receive the following payment per security upon early redemption:
September 30, 2027	$1,000.00 + applicable premium = $1,000.00 + $115.000 = $1,115.000
October 28, 2027	$1,000.00 + applicable premium = $1,000.00 + $124.583 = $1,124.583
December 1, 2027	$1,000.00 + applicable premium = $1,000.00 + $134.167 = $1,134.167
December 30, 2027	$1,000.00 + applicable premium = $1,000.00 + $143.750 = $1,143.750
January 28, 2028	$1,000.00 + applicable premium = $1,000.00 + $153.333 = $1,153.333
March 1, 2028	$1,000.00 + applicable premium = $1,000.00 + $162.917 = $1,162.917
March 30, 2028	$1,000.00 + applicable premium = $1,000.00 + $172.500 = $1,172.500
April 28, 2028	$1,000.00 + applicable premium = $1,000.00 + $182.083 = $1,182.083
May 31, 2028	$1,000.00 + applicable premium = $1,000.00 + $191.667 = $1,191.667
June 29, 2028	$1,000.00 + applicable premium = $1,000.00 + $201.250 = $1,201.250
July 28, 2028	$1,000.00 + applicable premium = $1,000.00 + $210.833 = $1,210.833
August 30, 2028	$1,000.00 + applicable premium = $1,000.00 + $220.417 = $1,220.417
September 28, 2028	$1,000.00 + applicable premium = $1,000.00 + $230.000 = $1,230.000
October 30, 2028	$1,000.00 + applicable premium = $1,000.00 + $239.583 = $1,239.583
November 30, 2028	$1,000.00 + applicable premium = $1,000.00 + $249.167 = $1,249.167
December 29, 2028	$1,000.00 + applicable premium = $1,000.00 + $258.750 = $1,258.750
January 30, 2029	$1,000.00 + applicable premium = $1,000.00 + $268.333 = $1,268.333
March 1, 2029	$1,000.00 + applicable premium = $1,000.00 + $277.917 = $1,277.917
March 29, 2029	$1,000.00 + applicable premium = $1,000.00 + $287.500 = $1,287.500
April 30, 2029	$1,000.00 + applicable premium = $1,000.00 + $297.083 = $1,297.083
May 31, 2029	$1,000.00 + applicable premium = $1,000.00 + $306.667 = $1,306.667
June 28, 2029	$1,000.00 + applicable premium = $1,000.00 + $316.250 = $1,316.250
July 30, 2029	$1,000.00 + applicable premium = $1,000.00 + $325.833 = $1,325.833
August 30, 2029	$1,000.00 + applicable premium = $1,000.00 + $335.417 = $1,335.417
September 28, 2029	$1,000.00 + applicable premium = $1,000.00 + $345.000 = $1,345.000
October 30, 2029	$1,000.00 + applicable premium = $1,000.00 + $354.583 = $1,354.583
November 29, 2029	$1,000.00 + applicable premium = $1,000.00 + $364.167 = $1,364.167
December 31, 2029	$1,000.00 + applicable premium = $1,000.00 + $373.750 = $1,373.750
January 30, 2030	$1,000.00 + applicable premium = $1,000.00 + $383.333 = $1,383.333
February 28, 2030	$1,000.00 + applicable premium = $1,000.00 + $392.917 = $1,392.917
March 28, 2030	$1,000.00 + applicable premium = $1,000.00 + $402.500 = $1,402.500
April 30, 2030	$1,000.00 + applicable premium = $1,000.00 + $412.083 = $1,412.083
May 31, 2030	$1,000.00 + applicable premium = $1,000.00 + $421.667 = $1,421.667
June 28, 2030	$1,000.00 + applicable premium = $1,000.00 + $431.250 = $1,431.250
July 30, 2030	$1,000.00 + applicable premium = $1,000.00 + $440.833 = $1,440.833
August 29, 2030	$1,000.00 + applicable premium = $1,000.00 + $450.417 = $1,450.417
September 30, 2030	$1,000.00 + applicable premium = $1,000.00 + $460.000 = $1,460.000
October 30, 2030	$1,000.00 + applicable premium = $1,000.00 + $469.583 = $1,469.583
November 29, 2030	$1,000.00 + applicable premium = $1,000.00 + $479.167 = $1,479.167

Citigroup Global Markets Holdings Inc.

December 31, 2030	$1,000.00 + applicable premium = $1,000.00 + $488.750 = $1,488.750
January 30, 2031	$1,000.00 + applicable premium = $1,000.00 + $498.333 = $1,498.333
February 28, 2031	$1,000.00 + applicable premium = $1,000.00 + $507.917 = $1,507.917
March 28, 2031	$1,000.00 + applicable premium = $1,000.00 + $517.500 = $1,517.500
April 30, 2031	$1,000.00 + applicable premium = $1,000.00 + $527.083 = $1,527.083
May 30, 2031	$1,000.00 + applicable premium = $1,000.00 + $536.667 = $1,536.667
June 30, 2031	$1,000.00 + applicable premium = $1,000.00 + $546.250 = $1,546.250
July 30, 2031	$1,000.00 + applicable premium = $1,000.00 + $555.833 = $1,555.833
August 28, 2031	$1,000.00 + applicable premium = $1,000.00 + $565.417 = $1,565.417

If we do not elect to redeem the securities on any potential redemption date, you will not receive any premium indicated above.

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates the payment at maturity of the securities, assuming the securities have not previously been redeemed, for a range of hypothetical underlying returns. The diagram assumes that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement. The actual upside participation rate will be determined on the pricing date.

Investors in the securities will not receive any dividends with respect to the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying” below.

Payment at Maturity
■ The Securities ■ The Underlying

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity

The table below indicates what your payment at maturity and total return on the securities would be for various hypothetical underlying returns, assuming the securities are not redeemed prior to maturity. Your actual payment at maturity and total return on the securities will depend on the actual final underlying value. The table below assumes that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement. The actual upside participation rate will be determined on the pricing date.

Hypothetical Underlying Return	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
100.00%	$3,250.00	225.00%
75.00%	$2,687.50	168.75%
50.00%	$2,125.00	112.50%
40.00%	$1,900.00	90.00%
30.00%	$1,675.00	67.50%
20.00%	$1,450.00	45.00%
10.00%	$1,225.00	22.50%
0.00%	$1,000.00	0.00%
-10.00%	$1,100.00	10.00%
-20.00%	$1,200.00	20.00%
-30.00%	$1,300.00	30.00%
-40.00%	$1,400.00	40.00%
-40.01%	$599.90	-40.01%
-50.00%	$500.00	-50.00%
-75.00%	$250.00	-75.00%
-100.00%	$0.00	-100.00%

(1) Hypothetical total return on securities at maturity = (i) hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by (ii) $1,000 stated principal amount per security

The examples below illustrate how to determine the payment at maturity on the securities, assuming the securities are not redeemed prior to maturity and assuming the various hypothetical final underlying values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final underlying value.

The examples below are based on a hypothetical initial underlying value of 100 and a hypothetical final barrier value of 60 (60% of the hypothetical initial underlying value) and do not reflect the actual initial underlying value or final barrier value. For the actual initial underlying value and final barrier value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the payment at maturity on the securities will be calculated based on the actual initial underlying value and final barrier value, and not these hypothetical values. For ease of analysis, figures below have been rounded. The examples below assume that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement. The actual upside participation rate will be determined on the pricing date~~.~~

Example 1—Upside Scenario. The final underlying value is 110, resulting in a 10% underlying return. In this example, the final underlying value is greater than the initial underlying value.

Payment at maturity per security = $1,000 + the upside return amount

= $1,000 + ($1,000 × the underlying return × the upside participation rate)

= $1,000 + ($1,000 × 10% × 225.00%)

= $1,000 + $225.00

= $1,225.00

In this scenario, the underlying has appreciated from the initial underlying value to the final underlying value, and your total return at maturity would equal the underlying return multiplied by the upside participation rate.

Example 2—Absolute Return Scenario. The final underlying value is 95.00, resulting in a -5.00% underlying return.  In this example, the final underlying value is less than the initial underlying value but greater than the final barrier value.

Citigroup Global Markets Holdings Inc.

Payment at maturity per security = $1,000 + the absolute return amount

= $1,000 + ($1,000 × the absolute value of the underlying return)

= $1,000 + ($1,000 × |-5.00%|)

= $1,000 + $50.00

= $1,050.00

In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value, but not below the final barrier value. As a result, your total return at maturity in this scenario would reflect 1-to-1 positive exposure to the absolute value of the negative performance of the underlying.

Example 3—Downside Scenario. The final underlying value is 30, resulting in a -70% underlying return. In this example, the final underlying value is less than the final barrier value.

Payment at maturity per security = $1,000 + ($1,000 × the underlying return)

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700.00

= $300.00

In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value and the final underlying value is less than the final barrier value. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the underlying.

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If we do not redeem the securities prior to maturity, your payment at maturity will depend on the performance of the underlying. If we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has depreciated from the initial underlying value to the final underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	Your potential for positive return from depreciation of the underlying is limited. If we do not redeem the securities prior to maturity, the return potential of the securities in the event that the final underlying value is less than the initial underlying value is limited by the final barrier value. Any decline in the final underlying value below the final barrier value will result in a loss, rather than a positive return, on the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity (unless we elect to redeem them). You should not invest in the securities if you seek current income during the term of the securities.

▪	We may redeem the securities at our option prior to maturity, which would result in your losing the opportunity to participate in any appreciation of the underlying at maturity. We may redeem the securities on any potential redemption date. In the event that we elect to redeem the securities, you will receive the stated principal amount of your securities and the premium applicable to that potential redemption date. Thus, the term of the securities may be limited. If the securities are redeemed on any potential redemption date, they will cease to be outstanding and you will no longer have the opportunity to participate in any appreciation of the underlying at the upside participation rate. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. If we redeem the securities prior to maturity, it is likely to be at a time when the underlying is performing in a manner that would otherwise have been favorable to you. By contrast, if the underlying is performing unfavorably from your perspective, we are less likely to redeem the securities. If we redeem the securities, we will do so at a time that is advantageous to us and without regard to your interests.

▪	You will not receive dividends or have any other rights with respect to the underlying. You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

▪	Your payment at maturity (if we do not redeem the securities prior to maturity) depends on the closing value of the underlying on a single day. Because your payment at maturity depends on the closing value of the underlying solely on the valuation date, you are subject to the risk that the closing value of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the underlying, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no

Citigroup Global Markets Holdings Inc.

secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

Citigroup Global Markets Holdings Inc.

▪	The underlying is expected to underperform the total return performance of the S&P 500® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. The S&P 500 Futures Excess Return Index is a futures-based index. As a futures-based index, it is expected to reflect not only the performance of its reference index (the S&P 500® Index), but also the implicit cost of a financed position in that reference index. The cost of this financed position will adversely affect the value of the underlying. Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the underlying. Because of this implicit financing cost, the S&P 500 Futures Excess Return Index is expected to underperform the total return performance of the S&P 500® Index.

▪	Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlying may affect the value of your securities. The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Market disruption events. For purposes of determining whether a market disruption event occurs with respect to the S&P 500 Futures Excess Return Index, each reference to the “Underlying Index” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement shall be deemed replaced with a reference to the “Underlying Index or its Reference Index”. The reference index with respect to the S&P 500 Futures Excess Return Index is specified in Annex A to this pricing supplement. References in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement to the securities comprising an Underlying Index shall be deemed to include futures contracts comprising an Underlying Index.

Information About the S&P 500 Futures Excess Return Index

For information about the S&P 500 Futures Excess Return Index, see Annex A to this pricing supplement.

We have derived all information regarding the S&P 500 Futures Excess Return Index from publicly available information and have not independently verified any information regarding the S&P 500 Futures Excess Return Index. This pricing supplement relates only to the securities and not to the S&P 500 Futures Excess Return Index. We make no representation as to the performance of the S&P 500 Futures Excess Return Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500 Futures Excess Return Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500 Futures Excess Return Index on August 24, 2026 was 610.40.

The graph below shows the closing value of the S&P 500 Futures Excess Return Index for each day such value was available from January 4, 2016 to August 24, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500 Futures Excess Return Index – Historical Closing Values January 4, 2016 to August 24, 2026

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $41.25 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $41.25 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if we redeem the securities prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period.  However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

Citigroup Global Markets Holdings Inc.

Annex A
Description of the S&P 500 Futures Excess Return Index

We have derived all information contained in this pricing supplement regarding the S&P 500 Futures Excess Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The S&P 500 Futures Excess Return Index was developed by Standard & Poor’s Financial Services LLC (“S&P”) and is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.” The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity market. For more information about the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement. We refer to the S&P 500® Index as the “reference index” for the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index is a futures-based index.  As a futures-based index, it is expected to reflect not only the performance of its reference index (the S&P 500® Index), but also the implicit cost of a financed position in that reference index.  The cost of this financed position will adversely affect the value of the S&P 500 Futures Excess Return Index.  Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the S&P 500 Futures Excess Return Index.  Because of this implicit financing cost, the S&P 500 Futures Excess Return Index is expected to underperform the total return performance of the S&P 500® Index.

The S&P 500 Futures Excess Return Index launch date was August 2, 2010, and it is reported by Bloomberg L.P. under the ticker symbol “SPXFP.”

Index Calculation

The S&P 500 Futures Excess Return Index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini S&P 500 futures contract. Constructed from E-mini S&P 500 futures contracts, the S&P 500 Futures Excess Return Index includes provisions for the replacement of the current E-mini S&P 500 futures contract in the S&P 500 Futures Excess Return Index as such futures contract approaches expiration (also referred to as “rolling”). This replacement occurs over a one-day rolling period every quarter, which is five days prior to the last trade date of the futures contract.

The S&P 500 Futures Excess Return Index is calculated from the price change of the underlying E-mini S&P 500 futures contract. On any trading date, t, the value of the S&P 500 Futures Excess Return Index is calculated as follows:

Where:

=	The value of the S&P 500 Futures Excess Return Index on the current day, t
=	The value of the S&P 500 Futures Excess Return Index on the preceding day on which the S&P 500 Futures Excess Return Index was calculated, t-1
=	The Contract Daily Return from day t-1 to day t, defined as:
=	The daily contract reference price of the futures contract, which is the official closing price, as designated by the exchange

Market disruptions are situations where the exchange has failed to open so that no trading is possible due to unforeseen events, such as computer or electric power failures, weather conditions or other events. If any such event happens on the roll date, the roll will take place on the next business day on which no market disruptions exist.

The S&P 500 Futures Excess Return Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of its underlying futures contract. An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest on a hypothetical cash position collateralizing that futures contract.

E-mini S&P 500 futures contracts

E-mini S&P 500 futures contracts were introduced in 1997 and are traded on the Chicago Mercantile Exchange under the ticker symbol “ES.” The Chicago Mercantile Exchange trades E-mini S&P 500 futures contracts with expiration dates in March, June, September and December of each year.

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E-mini S&P 500 futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that E-mini S&P 500 futures contracts are cash settled only, meaning that the 500 stocks composing the S&P 500® Index are not actually delivered upon settlement of the futures contract. Therefore, the E-mini S&P 500 futures contracts are not contracts to actually buy and sell the stocks in the S&P 500® Index. In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini S&P 500 futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today. If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April. This is because a futures contract is a “leveraged” way to invest in the underlying asset. In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price. A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery. The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”). For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975). The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost. Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract. The amount of this financing cost is expected to increase as general market interest rates increase.

Futures contracts are standardized instruments that are traded on an exchange. On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day. Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day. This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract. If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account. Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account. Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset. This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

Comparison of Historical S&P 500 Futures Excess Return Index Performance Against Historical S&P 500® Index Performance

The following graph sets forth a comparison of the historical performance of the S&P 500 Futures Excess Return Index against the historical performance of the S&P 500® Index from January 4, 2016 through August 24, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison. The performance of the S&P 500® Index shown below is its price return performance – i.e., its performance without reflecting dividends.  The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

In the graph below, references to “SPXFP” are to the S&P 500 Futures Excess Return Index and references to “SPX” are to the S&P 500® Index.

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PAST PERFORMANCE OF THE S&P 500 FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES EXCESS RETURN INDEX AND THE S&P 500® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the S&P 500 Futures Excess Return Index as compared to the S&P 500® Index for the last year, the last three years and the last five years, each as of August 24, 2026.

	S&P 500 Futures Excess Return Index	S&P 500® Index
Last 1 Year	14.36%	18.23%
Last 3 Years	15.73%	20.46%
Last 5 Years	8.12%	11.27%

License Agreement

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the securities. “Standard & Poor’s” and “S&P” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the S&P 500 Futures Excess Return Index, which is determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P 500 Futures Excess Return Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.

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